SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Yellow Roadway Corporation

(Name of Subject Company (Issuer))

Yellow Roadway Corporation, as issuer

(Name of Filing Persons (Identifying Status as Offeror, Issuer or Other Person))

3.375% Contingent Convertible Senior Notes due 2023

(Title of Class of Securities)

985509 AP 3 (restricted)

985509 AQ 1 (unrestricted)

(CUSIP Number of Class of Securities)

Daniel J. Churay

Yellow Roadway Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Charles L. Strauss Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 (713) 651-5151	Robert Evans III Shearman & Sterling LLP 599 Lexington Ave. New York, New York 10022 (212) 848-4000

CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee**
$150,000,000	$19,005

*	Estimated solely for purposes of calculating the amount of the filing fee only. The amount assumes the exchange of $150,000,000 principal amount of Yellow Roadway Corporation’s 3.375% Contingent Convertible Senior Notes due 2023.
**	Registration fee previously paid in connection with Yellow Roadway Corporation’s Registration Statement on Form S-4 (Reg. No. 333-119990) filed October 27, 2004. Calculated pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $126.70 for each $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $19,005	Filing party: Yellow Roadway Corporation
Form or Registration No.: 333-119990	Date filed: October 27, 2004

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☒

This Amendment No. 3 to Issuer Tender Offer Statement on Schedule TO amends and supplements the Issuer Tender Offer Statement filed by Yellow Roadway Corporation (the “Company”) on November 30, 2004, as amended by Amendment No. 1 to Issuer Offer Statement on Schedule TO filed by the Company on December 1, 2004 (as amended and supplemented, the “Schedule TO”), relating to an offer by the Company to exchange $1,000 principal amount of new 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “New 3.375% Notes) for each $1,000 principal amount of outstanding 3.375% Contingent Convertible Senior Notes due 2023 (the “Existing 3.375% Notes”) accepted for exchange (the “Exchange Offer”). The Exchange Offer was made upon the terms and subject to the conditions contained in the prospectus forming part of a Registration Statement on Form S-4 relating to the Exchange Offer for the Existing 3.375% Notes (Reg. No. 333-119990), as filed with the Securities and Exchange Commission on October 27, 2004, as amended (the “Registration Statement”).

Item 11. Additional Information.

Item 11 of the Schedule TO is hereby amended and supplemented by adding the following:

On January 3, 2005, the Company issued a press release announcing the final results of the Exchange Offer, which expired at 12:01 a.m., New York city time, on December 29, 2004. A copy of the press release is filed as exhibit (a)(5)(ii) hereto and is incorporated herein by reference.

Item 12. Exhibits.

Exhibit No.	Description
(a)(1)(i)	—Preliminary prospectus, dated October 27, 2004 (incorporated herein by reference to the Registration Statement).
(a)(1)(ii)	—Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 of the Registration Statement).
(a)(1)(iii)	—Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.2 of the Registration Statement).
(a)(1)(iv)	—Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.3 of the Registration Statement).
(a)(1)(v)	—Form of Letter to Clients (incorporated herein by reference to Exhibit 99.4 of the Registration Statement).
(a)(2)	—None.
(a)(3)	—None.
(a)(4)	—Preliminary prospectus, dated October 27, 2004 (incorporated herein by reference as Exhibit (a)(1)(i)).
(a)(5)(i)	—Press Release, dated November 30, 2004 (incorporated herein by reference to Exhibit (a)(5) of Amendment No. 1 to this Schedule TO filed on December 1, 2004).
(a)(5)(ii)	—Press Release, dated January 3, 2005, announcing the final results of the Exchange Offer.
(b)	—None.
(d)	—None.
(g)	—None.
(h)	—Opinion of Fulbright & Jaworski L.L.P. regarding tax matters (incorporated herein by reference to Exhibit 8.1 of the Registration Statement).

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 3 to Schedule TO is true, complete and correct.

YELLOW ROADWAY CORPORATION

By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Senior Vice President and Chief Financial Officer

January 3, 2005
Date

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Index to Exhibits

Exhibit No.	Description
(a)(1)(i)	—Preliminary prospectus, dated October 27, 2004 (incorporated herein by reference to the Registration Statement).
(a)(1)(ii)	—Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 of the Registration Statement).
(a)(1)(iii)	—Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.2 of the Registration Statement).
(a)(1)(iv)	—Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.3 of the Registration Statement).
(a)(1)(v)	—Form of Letter to Clients (incorporated herein by reference to Exhibit 99.4 of the Registration Statement).
(a)(2)	—None.
(a)(3)	—None.
(a)(4)	—Preliminary prospectus, dated October 27, 2004 (incorporated herein by reference as Exhibit (a)(1)(i)).
(a)(5)(i)	—Press Release, dated November 30, 2004 (incorporated herein by reference to Exhibit (a)(5) of Amendment No. 1 to this Schedule TO filed on December 1, 2004).
(a)(5)(ii)	—Press Release, dated January 3, 2005, announcing the extension of the Exchange Offer.
(b)	—None.
(d)	—None.
(g)	—None.
(h)	—Opinion of Fulbright & Jaworski L.L.P. regarding tax matters (incorporated herein by reference to Exhibit 8.1 of the Registration Statement).

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